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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (this "Agreement") made as of the 27th day of February 2002, between LILT Canada Inc., a corporation duly incorporated under the laws of Quebec having its head office at: 8851 Trans-Canada Highway, St. Laurent, Quebec, H4S 1Z6 (the "Company") and Mr. Mark Andrews, residing at 4390 Wilson Avenue, Montreal, Quebec H4A 2V2 (the "Executive").


WHEREAS:

1. The Company is engaged in the fabrication and production of photonic chips (the "Business");

2. The Company wishes to employ the Executive on the terms and conditions set out below;

3.   The Executive wishes to be so employed by the Company;


THIS AGREEMENT witnesses that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1.   EMPLOYMENT

1.1 DUTIES: The Company appoints the Executive to undertake the duties and exercise the powers of VICE PRESIDENT AND CHIEF TECHNICAL OFFICER of the Company. The Executive agrees to be bound by the terms and conditions of this Agreement. In carrying out his duties he will comply with all reasonable, general or specific instructions as may be given by the President of the Company.

1.2 ADDITIONAL DUTIES: In addition to the duties and responsibilities set forth above, the Executive agrees to perform such additional duties and responsibilities as may from time to time be determined to be necessary by the Company.

1.3 CHANGES TO DUTIES: The Executive agrees that his reporting relationship, duties and responsibilities may be changed unilaterally by the Company as the Company deems appropriate. The Executive agrees that any of the changes which may occur pursuant to this Article 1.3 will not affect the application of this Agreement.
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2.   TERM

2.1 EMPLOYMENT: Subject to the provisions of this Agreement concerning the termination of employment, the employment of the Executive shall be for an indeterminate term.

2.2 HIRING DATE: For the purpose of this Agreement, the date of hiring of the Executive and the date from which the Executive will be deemed to have started accumulating years of service with the Company will be July 1st 1998.

3.   COMPENSATION

3.1 BASE SALARY: The Executive shall be paid a gross annual base salary of two hundred and seventy five thousand Canadian dollars ($275,000 CAN). Said salary shall be subject to all tax and statutory withholdings and other deductions and shall be paid bi-monthly the 15th and the last day of each month (24 pay periods per year), by direct bank transfer. Subject to the following, the Executive agrees and recognizes that the above annual base salary is inclusive of all activities and work performed to the benefit of the Company.

3.2 BONUS: In addition to the annual base salary outlined above, the Executive will be entitled to participate in such bonus program, which the Company may introduce from time to time. Nothing herein shall require the Company to offer bonus program or prevent it from amending or terminating them. Bonuses will be provided in accordance with the formal bonus program and any issues with respect to entitlement to or payment of any bonus will be governed by the terms of such program establishing the bonus.

3.3 STOCK OPTIONS: As an incentive for the Executive to remain in the service of the Company, the Company has granted to the Executive on the 27th day of February 2002 an option to acquire up to a maximum of one hundred thousand (100,000) common shares of the capital stock of the Company (the "Stock Options") subject to the Company's Stock Option Plan. The Stock Options will vest and become exercisable immediately. The exercise price of the Stock Options will be the closing price of the Company's common stock on the Nasdaq National Market on the last trading day immediately preceding the date of grant.

     The Stock Options will be considered null and void upon:

     a) the employment of the Executive being terminated by the Company with or without cause;

     b)   the Executive resigning from his employment with the Company;

          Such Stock Options cannot be assigned or transferred. Upon the death of the Executive, such Stock Options will be considered null and void.


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          Any outstanding Stock Options will automatically expire without compensation at the end of the employment of the Executive with the Company, however caused.

          Furthermore, the present Stock Options are subject to the Company Stock Options Agreement, unless as modified above.

3.4  AUTOMOBILE: The Company shall lease for the Executive an automobile (Audi
     TT) and shall reimburse the Executive, upon proper receipts, all expenses and costs related to the use of the said automobile.

3.5 CHANGES IN COMPENSATION: After each year of the Executive's employment, the Executive's base salary may be reviewed at the discretion of the Company. Changes in base salary once accepted by the Executive, will not affect the application of this Agreement.

4.   BENEFITS

4.1 BENEFIT PLANS: The Executive shall participate in all benefit plans (the "Benefits") which the Company provides, including medical/hospital and extended health care benefits, dental care and life insurance. The Company reserves the right to unilaterally revise the terms of the Benefits. Benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Benefits will be governed by the terms of such documents or policies establishing the benefit in issue.

4.2  VACATION: As of May 1st 2002, the Executive shall be entitled to take four
     (4) weeks vacation with pay per calendar year. The reference year for vacation purposes extends from May 1st to April 30th.

4.3 EXPENSES: It is understood and agreed that the Executive will incur expenses in connection with his duties under this Agreement. The Company will reimburse the Executive for any expenses provided that the Executive provides to the Company an itemized written account and receipts acceptable to the Company within 30 days after they have been incurred.

4.4 DIRECTORS AND OFFICERS INSURANCE: The Executive shall be covered by the Directors and Officers Liability Insurance Policy maintained by the Company.

5.   EXCLUSIVE SERVICE

5.1 FULL TIME AND ATTENTION: Consistent with his position with the Company, the Executive shall:


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     a)   devote the whole of his working time, attention and skill to his duties hereunder, respecting the fact that he retains his status as a tenured professor at McGill University; which status shall be maintained without remuneration and without responsibility by way of teaching, research or administration with the exception of not more than five (5) hours per month, and shall not interfere with his present or ongoing duties;

     b)   report to the President from time to time;

     c)   adhere to the directions of the President;

     d) use his best efforts to promote the interests of the Company and its affiliates. The Executive may not serve as a member of the board of directors of any entity other than charitable organizations, unless permitted by the President of the Company in its sole discretion.

6.   OBLIGATIONS OF LOYALTY, NON-SOLICITATION AND NON-COMPETITION

6.1 NON-COMPETITION: The Executive agrees with and for the benefit of the Company that during his employment pursuant to this Agreement and for a period of twelve (12) months from the date of termination of this Agreement, however caused, he will not for any reason, directly or indirectly, either as an individual or as a partner or joint venture or as an employee, principal, consultant, agent, shareholder, (excluding ownership by the Executive, as a passive investment of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a Security Exchange or publicly traded in the over the counter market) officer, director, or salesperson for any person, firm, association, organization, syndicate, company or corporation, or in any other manner carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his or her name or any part of it to be used or employed by, any person, business, firm, association, syndicate, company, organization or corporation concerned with or engaged or interested in a business which is the same as, or competitive with, the Business of the Company, namely, the business consisting in the fabrication and production of optical components using planar lightwave circuit technology and process, within the geographical area of Canada and the United States of America;

6.2 NON-SOLICITATION OF CUSTOMERS: Without restricting the generality of the foregoing, the Executive agrees with and for the benefit of the Company that during his employment pursuant to this Agreement and for a period of eighteen (18) months from the date of the termination of his employment, however caused, he will not for any reason, directly or indirectly, either as an individual or as a partner or joint venture or as an employee, principal, consultant, agent, shareholder, officer, director, or salesperson for any person, firm, association, organization, syndicate, company or corporation, or in any other


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                                      -5-

     capacity, solicit or accept business with respect to products competitive with those of the Company from any of the Company's customers, wherever situated. Company's customers include all customers upon the termination of the Executive and, any prior customers that were the Company's customers at any time during the twelve (12) month period preceding the Executive's termination or for which the Company has offered its products or services at any time during the twelve (12) month period preceding the Executive's termination.

6.3 NON-SOLICITATION OF PERSONNEL: Without restricting the generality of the foregoing, the Executive further agrees that, during his employment pursuant to this Agreement and for a period of eighteen (18) months following the termination of his employment, however caused, the Executive will not hire or take away or cause to be hired or taken away any employee of the Company or, following the termination of the Executive's employment, however caused, hire any employee who was in the employment of the Company during the twelve (12) months preceding the date of the termination of his employment.

7.   CONFIDENTIALITY

7.1 CONFIDENTIAL INFORMATION: Except in the normal and proper course of the Executive's duties hereunder, the Executive will not use for the Executive's own account or disclose to anyone else, during his employment and for a period of five (5) years following the termination of his employment, however caused, any confidential or proprietary information or material (as defined hereinafter) relating to the Company's operations or business which the Executive obtains from the Company or its officers or employees, agents, suppliers or customers or otherwise by virtue of the Executive's employment by the Company or by the Company's predecessor. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or its parent, affiliated or subsidiary companies: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations, information concerning suppliers, marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, customer lists, prospects and market research data, financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, operational and scientific information, including trade secrets; technical information, including technical drawings and designs and personnel information, including personnel lists, resumes, personnel data, compensation practices and procedures, organizational structure and performance evaluations (the "Confidential Information").

7.2 RETURN OF DOCUMENTS: The Executive agrees that all documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Company and to its parent and their respective affiliated, related, associated or subsidiary companies, including, without limitation, Confidential Information, in his possession now or at any time during his employment, are and shall

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                                       -6-

     be the property of the Company and its parent, and their respective affiliated, related, associated or subsidiary companies, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

7.3 PROPRIETARY INFORMATION: The Executive hereby acknowledges and agrees that the Company, or its designee, shall be the sole and exclusive owner of any and all right, title, and interest in any and all inventions, ideas, concepts, innovations, algorithms, software, and original works of authorship (together "Proprietary Works"), whether or not protectable by patent, copyright, mask work, integrated circuit topography laws, trademark, industrial design laws, or other proprietary rights, that are made, developed or conceived by me solely or jointly with others, at any time during the term of his employment with the Company. Consequently, the Executive hereby assigns to the Company, or its designee, as its exclusive property any and all right, title and interest which he may have in and to the Proprietary Works including, but not limited to any and all copyright, patent right, moral rights, industrial design right, trademark right, data bases rights, mask work rights, integrated circuit topography rights and any other proprietary rights, which assignment of rights, titles and interests is made without any restriction, for the entire world and for the duration of such rights, titles and interests including any renewal or extension of such duration and in perpetuity thereafter. The Executive hereby waives to the benefit of the Company, or its designees, and its successors, assignees and licensees any and all moral rights and any other rights of similar nature which the Executive may hold in any and all of the Proprietary Works, and such waiver is made without any restriction whatsoever, for the entire world, for the duration of any such moral rights including any renewal or extension of such duration, and in perpetuity thereafter.

7.4 ACKNOWLEDGEMENT: The Executive acknowledges that, in connection with the Executive's employment by the Company, he will receive or will become eligible to receive substantial benefits and compensation. The Executive acknowledges that his employment by the Company and all compensation and benefits and potential compensation and benefits to the Executive from such employment will be conferred by the Company upon him only because and on condition of his willingness to commit his best efforts and loyalty to the Company, including protecting the Company's right to have its Confidential Information protected from non-disclosure by him and abiding by the confidentiality, non-competition and other provisions herein. The Executive understands his obligations as set forth in Article 6 and agrees that such obligations would not unduly restrict or curtail his legitimate efforts to earn a livelihood following any termination of his employment with the Company. The Executive agrees that the restrictions contained in Articles 6 and 7 are reasonable and valid and all defenses to the strict enforcement thereof by the Company are waived by him. The Executive further acknowledges that irreparable damage would result to the Company if the provisions of Articles 6 and 7 are not specifically complied with by the Executive, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of Articles 6 and 7.
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                                      -7-


8.   TERMINATION OF EMPLOYMENT

8.1 TERMINATION FOR DEATH: The parties understand and agree that the Executive's employment pursuant to this Agreement may be terminated, by paying the Executive all accrued base salary, any earned but unpaid bonus amounts at the date of termination on a prorated basis and any accrued but unused vacation benefits, all earned through the date of termination, in the following manner in the specified circumstances:

     a)   upon the death of the employee;

8.2 TERMINATION FOR CAUSE: The parties understand and agree that the Executive's employment pursuant to this Agreement may be terminated, for cause, in the Company's absolute discretion, without any notice or pay in lieu thereof, by paying the Executive all accrued base salary and any accrued but unused vacation benefits earned to the date of termination.

     Failure by the Company to rely on the provision of this paragraph in any given instance or instances shall not constitute a precedent or be deemed a waiver.

8.3 TERMINATION WITHOUT CAUSE: The parties understand and agree that the Company, in its absolute discretion and for any reason other than the ones mentioned in Articles 8.1 and 8.2, may terminate the Executive's employment by paying the Executive all accrued base salary, any earned but unpaid bonus amounts at the date of termination on a prorated basis and any accrued but unused vacation benefits, all earned through the date of termination, and by paying to the Executive and indemnity equivalent to 15 months of base salary.

8.4 FAIR AND REASONABLE NOTICE: The Executive acknowledges that the prior notice and/or payments contemplated in Article 8.3 above include all of his entitlements to either notice or pay in lieu of notice and severance pay under the Civil Code of Quebec and the Act Respecting Labor Standards of Quebec. The Executive acknowledges and agrees that the notice or pay in lieu of notice provisions in Article 8.3 is fair and reasonable and is the result of negotiations between the parties.

8.5 COMPANY'S ABILITY TO ALLEGE CAUSE: The parties understand and agree that the payment of the indemnity above mentioned to the Executive on termination of the Executive's employment shall not prevent the Company from alleging cause for the termination.

8.6 RESIGNATION: The Executive shall have the right to terminate his employment upon giving the Company a one (1) month written notice. The Employee agrees and recognizes that the notice provided for in the present Article 8.6 is for the sole benefit of the Company, and that, as such, the Company, in its sole discretion, shall have the right to renounce and waive the benefit of part and/or of the totality of any such notice and the

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                                      -8-

     Executive will not be entitled to any indemnity or damages of any nature whatsoever. The Executive shall be paid for his written notice period.

8.7 RESIGNATION FROM OFFICES: On termination of employment the Executive shall immediately resign all offices held (including directorships) in the Company and save as provided in this Agreement, the Executive shall not be entitled to receive any payment or compensation for loss of office or otherwise by reason of the resignation. If the Executive fails to resign as mentioned the Company is irrevocably authorized to appoint some person in his or her name and on the Executive's behalf to sign any documents or do any things necessary or requisite to give effect to such resignation.

9.   COMPANY PROPERTY

9.1 COMPANY PROPERTY: The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to the Executive's employment under this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, cellular phones, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of the Executive's employment with the Company. 10. SUCCESSORS AND ASSIGNS 10.1 SUCCESSORS AND
     ASSIGNS: This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Company shall have the right to assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company provided only that the Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive by his signature hereto expressly consents to such assignment. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the his rights or obligations under this Agreement without the prior written consent of the Company.


11.  NOTICES

11.1 NOTICE TO EXECUTIVE: Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered


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                                      -9-

     mail to the Executive's address last known to the Company, or if delivered to the Executive via facsimile.

11.2 NOTICE TO COMPANY: Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company's Head Office at its address last known to the Executive, or if delivered to the Company via facsimile.

12.  SEVERABILITY

12.1 SEVERABILITY: In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

13.  ENTIRE AGREEMENT

13.1 ENTIRE AGREEMENT: This document constitutes the entire Agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by the Company, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement.

14.  MODIFICATION OF AGREEMENT

14.1 MODIFICATION: Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

15.  HEADINGS

15.1 HEADINGS: The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

16.  GOVERNING LAW

16.1 GOVERNING LAW: This Agreement shall be construed in accordance with the laws of the Province of Quebec.

17.  SATISFACTION OF ALL CLAIMS

17.1 SATISFACTION OF ALL CLAIMS: The terms set out in this Agreement, provided that such terms are satisfied by the Company, are in lieu of (and not in addition to) and in full


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     satisfaction of any and all other claims or entitlements which the
     Executive has or may have upon the termination of the Executive's employment and the compliance by the Company with these terms will cause a full and complete release of the Company and its parent and their respective affiliates, associates, subsidiaries and related companies from any and all claims which the Executive may have for whatever reason or cause in connection with the Executive's employment and the termination of it, other than those obligations specifically set out in this Agreement. In agreeing to the terms set out in this Agreement, the Executive specifically agrees to execute a formal release document to that effect and will deliver upon request appropriate resignations from all offices and positions with the Company and its parent and their respective affiliated, associated, subsidiary or related companies if, as and when requested by the Company upon termination of his employment within the circumstances contemplated by this Agreement.

18.  ACKNOWLEDGEMENT

18.1 ACKNOWLEDGEMENT: The Executive acknowledges that:

     a)   he has had sufficient time to review this Agreement thoroughly;

     b) he has read and understands the terms of this Agreement and the obligations hereunder;

     c) he has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement;

     d) he has been provided an adequate explanation of the nature and scope of each of the terms of this Agreement; and

     e)   he has received a fully executed original copy of this Agreement.

19. The parties acknowledge that they have agreed that the present Agreement as well as all documents and notices given pursuant hereto or relating directly or indirectly hereto may be drawn up in English. Les parties reconnaissent avoir accepte que la presente convention ainsi que tout document execute et avis donne directement ou indirectement a la suite ou relativement a la presente convention puissent etre rediges en anglais.


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                                             LILT CANADA INC.

                                             Per:  /s/ Gary S. Moskovitz
                                                   -----------------------------
                                                   GARY S. MOSKOVITZ





  /s/ Benoit Belisle                               /s/ Mark Andrews
  -----------------------------                    -----------------------------
  WITNESS                                          MARK ANDREWS